Exhibit 1.2

CAPITAL ONE PRIME AUTO RECEIVABLES TRUST 2006-1

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: February 28, 2006

To:	CAPITAL ONE AUTO FINANCE, INC.

CAPITAL ONE AUTO RECEIVABLES, LLC

Re:	Underwriting Agreement, dated February 24, 2006

1. Terms of the Notes

Class	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
Class A-1 Notes	$212, 000,000	4.872%	March 2007 Payment Date
Class A-2 Notes	$247,000,000	5.04%	November 2008 Payment Date
Class A-3 Notes	$365,000,000	4.99%	September 2010 Payment Date
Class A-4 Notes	$146,844,000	5.01%	November 2011 Payment Date
Class B Notes	$29,156,000	5.13%	January 2013 Payment Date

2. Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner Smith Incorporated

Banc of America Securities LLC

Harris Nesbitt Corp.

Lehman Brothers Inc.

Wachovia Capital Markets, LLC

3. Ratings

Class	Rating Agency
	Standard & Poor’s	Moody’s	Fitch

A-1	A-1+	Prime-1	F1+

A-2	AAA	Aaa	AAA

A-3	AAA	Aaa	AAA

A-4	AAA	Aaa	AAA

B	A+	A3	A+

4. Underwriting Liability

Underwriting Liability	Class A-1	Class A-2	Class A-3	Class A-4	Class B
Credit Suisse Securities (USA) LLC	$36,000,000	$42,000,000	$61,000,000	$25,422,000	$14,578,000
Merrill Lynch, Pierce, Fenner & Smith, Incorporated	$36,000,000	$42,000,000	$61,000,000	$25,422,000	$14,578,000
Banc of America Securities LLC	$35,000,000	$40,750,000	$60,750,000	$24,000,000	$0
Harris Nesbitt Corp.	$35,000,000	$40,750,000	$60,750,000	$24,000,000	$0
Lehman Brothers Inc.	$35,000,000	$40,750,000	$60,750,000	$24,000,000	$0
Wachovia Capital Markets, LLC	$35,000,000	$40,750,000	$60,750,000	$24,000,000	$0
Total Amount	$212,000,000	$247,000,000	$365,000,000	$146,844,000	$29,156,000

5. Purchase Price, Discounts and Concessions

	Class A-1	Class A-2	Class A-3	Class A-4	Class B
Gross Purchase Price	100.00000%	99.99301%	99.98387%	99.98604%	99.99702%
Underwriting Discount	0.11500%	0.17500%	0.22000%	0.24000%	0.35000%
Net Purchase Price	99.88500%	99.81801%	99.76387%	99.74604%	99.64702%
Maximum Dealer Selling Concessions	0.06900%	0.10500%	0.13200%	0.14400%	0.21000%
Maximum Dealer Reallowance Discounts	0.03450%	0.05250%	0.06600%	0.07200%	0.10500%

6. Time of Sale

11:28 a.m. (Eastern Time) (U.S.) on February 28, 2006 (the time the first Contract of Sale was entered into as designated by the Representatives.)

Terms Agreement

7. Closing Date

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and COAF hereby agree that the Closing Date shall be March 9, 2006, 10:00 a.m., New York City time.

Terms Agreement

The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ John Slonieski
Name:	John Slonieski
Title:	Director

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED

By:	/s/ Gregory Petrie
Name:	Gregory Petrie
Title:	Director

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

Terms Agreement

Accepted and Agreed:

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By:	/s/ Al Ciafre
Name:	Al Ciafre
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By:	/s/ Jerry Hamstead
Name:	Jerry Hamstead
Title:	Assistant Vice President

Terms Agreement